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                                                                     EXHIBIT 5.1


                           JONES, DAY, REAVIS & POGUE
                           303 Peachtree Street, N.E.
                               3500 SunTrust Plaza
                             Atlanta, Georgia 30308



                               January ____, 2000

T/R Systems, Inc.
1300 Oakbroook Parkway
Norcross, Georgia  30093


               Re: Registration Statement on Form S-1 relating to the issuance of up to 3,450,000 shares of T/R Systems, Inc.

Ladies and Gentlemen:

         We are acting as counsel to T/R Systems, Inc., a Georgia corporation (the "Company"), in connection with the issuance and sale by the Company of up to 2,880,000 shares of common stock, par value $0.01 per share ("Common Stock") (the "Company Shares") and the sale by certain selling shareholders (the "Selling Shareholders") of up to 570,000 shares of Common Stock (the "Shareholder Shares") as contemplated by the Company's Registration Statement on Form S-1, File No. 333-88439 (as amended, the "Registration Statement").

         As counsel for the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         We have assumed, without independent verification, the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Based on such examination, we are of the opinion that: (i) the Company Shares are duly authorized and, when issued and delivered to the underwriters against payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, and (ii) the Shareholder Shares were duly authorized and validly issued by the Company, and are fully paid and nonassessable.

         In rendering the foregoing opinion, our examination of matters of law has been limited to the laws of the State of Georgia and the federal laws of the United States of America, as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Prospectus under the caption Legal Matters.


                                            Very truly yours,



                                            JONES, DAY, REAVIS & POGUE